Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Unisys Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $.01 per share	Rule 457(c) and Rule 457(h)	13,859,849(2)	$5.265	$72,972,105	0.00014760	$10,771.00
Total Offering Amounts						$72,972,105		$10,771.00
Total Fee Offsets								$0
Net Fee Due								$10,771.00

(1)	This Registration Statement also covers an indeterminate number of shares of Unisys Corporation (the “Registrant”) common stock, 0.01 par value per share (“Common Stock”), which may be issuable pursuant to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan (the “2024 Plan”) as a result of stock splits, reverse stock splits, stock dividends, combinations of shares, spin-offs, recapitalizations, mergers and other capital adjustments, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	This Registration Statement covers 13,859,849 shares of the Registrant’s Common Stock, which includes the shares of Common Stock potentially issuable pursuant to the 2024 Plan, plus an additional allowance for shares that may be recycled into the 2024 Plan due to the cancellation, forfeiture, expiration, termination, cash settlement or similar event with respect to awards issued under the 2024 Plan or prior plans.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on May 3, 2024.